Exhibit 99.1

Sun BioPharma, Inc. Initiates Search for CEO

●	Company founder Dr. Michael T. Cullen intends to continue to serve as Executive Chairman and will continue to serve as President and CEO until a successor is named

MINNEAPOLIS, January 28, 2020 (GLOBE NEWSWIRE) – Sun BioPharma, Inc. (OTCQB: SNBP), a clinical-stage biopharmaceutical company developing disruptive therapeutics for the treatment of people with pancreatic cancer, today announced the initiation of a search for a Chief Executive Officer to succeed Dr. Michael T. Cullen, MD, MBA. Dr. Cullen will remain Executive Chairman of Sun BioPharma’s Board of Directors and has committed to continue to serve as President and CEO of the Company to facilitate a successful transition.

Dr. Cullen, a 32-year biopharmaceutical industry veteran, co-founded the Company in 2011 and has continuously served as the Chairman of the Board of Directors. He previously served as Chief Medical Officer of Sun BioPharma from 2011 to 2015, and assumed responsibility as President and CEO in November 2018, following the departure of the prior President and CEO. During his time as CEO, Sun BioPharma has raised more than $5 million of capital and advanced the clinical program for SBP-101 in patients with previously untreated metastatic pancreatic ductal adenocarcinoma.

“We are grateful for Dr. Cullen’s leadership, and we are excited to renew his focus on the science,” said Paul Schaffer, director of Sun BioPharma. “In addition to his many years of service on our Board, Dr. Cullen’s knowledge of the biopharmaceutical industry and oncology clinical development experience is invaluable as we continue to advance SBP-101.”

“I look forward to working closely with the rest of our management team and our Board to identify the Company’s next CEO,” said Dr. Cullen. “I am proud of the work we have done in advancing SBP-101, and I look forward to continuing to work with the team with renewed focus as we advance new treatment options for patients with pancreatic cancer.”

About Sun BioPharma

Sun BioPharma Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for urgent unmet medical needs. Sun BioPharma’s development program is currently targeting pancreatic cancer; its initial product candidate is SBP-101 for the potential treatment of patients with metastatic pancreatic cancer. SBP-101 was invented by Raymond Bergeron, Ph.D., a Distinguished Professor Emeritus at the University of Florida. Sun BioPharma has scientific collaborations with pancreatic disease experts at Cedars Sinai Medical Center in Los Angeles, the University of Rochester in New York, Scripps MD Anderson Cancer Center in San Diego, California, the University of Florida, the Austin Health Cancer Trials Centre in Melbourne, Australia, the Ashford Cancer Centre in Adelaide, Australia, The Blacktown Cancer and Haemotology Centre in Sydney, Australia and the John Flynn Private Hospital in Tugun, Queensland, Australia. Sun BioPharma’s independent Data Safety Monitoring Board (DSMB) is Chaired by James Abbruzzese, MD, Professor of Medicine, and Chief, Division of Medical Oncology at Duke University School of Medicine. Professor David Goldstein, FRACP, Senior Staff Specialist at the Prince Henry & Prince of Wales Hospital / Cancer Care Centre in Sydney, Australia is Co-Chair of the DSMB. Further information can be found at: www.sunbiopharma.com. Sun BioPharma’s common stock is currently quoted on the OTCQB tier of the over-the-counter markets administered by the OTC Markets Group, Inc. under the symbol SNBP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements, “including within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “believes,” “may,” “expects,” or “plans.” Examples of forward-looking statements include, among others, statements we make regarding plans to advance SBP-101 in clinical trials and initiate a search for a new CEO. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. As with any pharmaceutical product like SBP-101, there are substantial risks and uncertainties in the process of development and commercialization. There can be no guarantees that this treatment will receive regulatory approval or, if approved, will achieve the intended benefits or become commercially successful. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially and adversely from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) the anticipated timing of first patient enrollment, (ii) our need to obtain additional capital, which may not be available on acceptable terms or at all, (iii) risks inherent in the development and/or commercialization of potential products, and (iv) uncertainty in the results or timing of clinical trials or regulatory approvals. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement or reasons why actual results would differ from those anticipated in any such forward-looking statement, whether written or oral, whether as a result of new information, future developments or otherwise.

Contact Information:

Investor & Media Contact

Tammy Groene – Sun BioPharma, Inc.

952-479-1196